Exhibit 4.3

ADDUS HOLDING CORPORATION

REGISTRATION RIGHTS AGREEMENT

September 19, 2006

i

Execution Copy

REGISTRATION RIGHTS AGREEMENT, dated as of September 19, 2006 (this “Agreement”) among Addus Holding Corporation, a Delaware corporation (the “Corporation”), the Persons listed on Annex I hereto and the Persons listed on Annex II hereto (collectively, the “Stockholders”).

WHEREAS, the Stockholders own or have the right to purchase or otherwise acquire shares of the Common Stock (as defined herein) of the Corporation, and

WHEREAS, the Corporation and the Stockholders deem it to be in their respective best interests to set forth their rights in connection with public offerings and sales of the Common Stock and are entering into this Agreement as a condition to and in connection with the Investors entering into the Securities Purchase Agreement (as defined herein) and the Management Stockholders (as defined herein) entering into that certain Stock Purchase Agreement (as defined herein).

NOW, THEREFORE, in consideration of the promises and mutual covenants and obligations hereinafter set forth, the Corporation and the Stockholders hereby agree as follows:

Section 1. Definitions.

As used in this Agreement, the following terms shall have the following meanings:

“Affiliate” has the meaning ascribed to such term in the Stockholders’ Agreement.

“Board” means the Board of Directors of the Corporation.

“Business Day” means any day that is not a Saturday, Sunday or a day on which banking institutions in New York, New York are not required to be open.

“Commission” means the Securities and Exchange Commission or any other agency at the time administering the Securities Act.

“Common Stock” means the common stock, $0.001 par value per share, of the Corporation.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor statute, and the rules and regulations of the Commission promulgated thereunder, all as the same shall be in effect from time to time.

“Freeport” means Freeport Loan Fund LLC and any Permitted Transferee thereof.

“Governmental Entity” has the meaning ascribed to such term in the Stock Purchase Agreement.

“Group” has the meaning ascribed to such term in the Stockholders’ Agreement.

“IPO” shall mean the Corporation’s initial public offering of shares of its Common Stock pursuant to a registration statement declared effective under the Securities Act.

“Investors” means the holders of Restricted Shares identified on Annex I hereto and includes any successor to, or assignee or transferee of, any such Person who or which agrees in writing to be treated as an Investor hereunder and to be bound by the terms and comply with all applicable provisions hereof.

“Investor Shares” means all Registrable Shares held at any time during the term of this Agreement by the Investors.

“Majority in Interest” means, (i) with respect to the Investor Shares, the holders of at least a majority of the Investor Shares then outstanding and (ii) with respect to the Management Stockholder Shares, the holders of at least a majority of the Management Stockholder Shares then outstanding, and, if applicable, the Original Management Stockholder Threshold.

“Management Stockholders” means the holders of Restricted Shares identified on Annex II hereto and includes any successor to, or assignee or transferee of, any such Person who or which agrees in writing to be treated as a Management Stockholder hereunder and to be bound by the terms and comply with all applicable provisions hereof.

“Management Stockholder Shares” means all Registrable Shares held at any time during the term of this Agreement by the Management Stockholders.

“Original Management Stockholder Shares” means the Management Stockholder Shares outstanding on the date hereof.

“Original Management Stockholder Threshold” means the holders of a majority of the Original Management Stockholder Shares so long as at least fifty percent (50%) of the Original Management Stockholder Shares remain outstanding.

“Other Shares” means at any time those shares of Common Stock which do not constitute Primary Shares or Registrable Shares hereunder.

“Person” has the meaning ascribed to it in the Stockholders’ Agreement.

“Primary Shares” means at any time authorized but unissued shares of Common Stock.

“Public Sale” means any sale, occurring simultaneously with or after an offering of securities to the public pursuant to an offering registered under the Securities Act or to the public through a broker, dealer or market maker (pursuant to the provisions of Rule 144 or otherwise).

“Registrable Shares” means the shares of Common Stock held by the Stockholders which constitute Restricted Shares. For purposes of this definition, a Stockholder shall be deemed to be the holder of shares of Common Stock whenever such Stockholder has the right to acquire, directly or indirectly, shares of Common Stock upon the conversion or exercise of Restricted Shares (but disregarding any restrictions or limitations upon the exercise of such right), whether or not such acquisition has actually been effected.

“Restricted Shares” means shares of Common Stock held by any Stockholder and any other securities which by their terms are exercisable or exchangeable for or convertible into Common Stock which are held by such Stockholder (including exercised or unexercised warrants for preferred stock or Common Stock or convertible debt securities). As to any particular Restricted Shares, once issued, such Restricted Shares shall cease to be Restricted Shares when (i) they have been registered under the Securities Act, the registration statement in connection therewith has been declared effective and they have been disposed of pursuant to such effective registration statement, (ii) they, together with all other Securities held by a Stockholder, are eligible to be sold or distributed pursuant to Rule 144 (including, without limitation, Rule 144(k)) in a single transaction by such Stockholder without limitation, (iii) they shall have ceased to be outstanding or (iv) they have otherwise been transferred and new certificates or other evidences of ownership for them not bearing a restrictive legend and not subject to any stop transfer order or other restriction on transfer shall have been delivered by the Corporation or the issuer of other securities issued in exchange for the Restricted Shares.

“Registration Date” means the date upon which the registration statement pursuant to an IPO shall have been declared effective.

“Rule 144” means Rule 144 promulgated under the Securities Act or any successor rule thereto or any complementary rule thereto (such as Rule 144A).

“Securities Act” means the Securities Act of 1933, as amended, or any successor statute, and the rules and regulations of the Commission thereunder, all as the same shall be in effect from time to time.

“Securities Purchase Agreement” means the Securities Purchase Agreement dated as of the date hereof, among the Corporation and the Investors, as the same may be modified, supplemented or amended from time to time.

“Stockholders” has the meaning ascribed to it in the Preamble.

“Stockholders’ Agreement” means the Stockholders’ Agreement dated as of the date hereof, among the Corporation and the Stockholders, as the same may be amended, restated, modified, or otherwise supplemented from time-to-time.

“Stock Purchase Agreement” means the Stock Purchase Agreement, dated as of September 19, 2006, by and among the Corporation, Addus Management Corporation, Addus Acquisition Corporation, Addus HealthCare, Inc., W. Andrew Wright, III, as Sellers’ Representative and the Sellers parties thereto, as it may be amended, restated, modified or otherwise supplemented from time-to-time.

“Transfers” has the meaning ascribed to it in the Stockholders’ Agreement.

Section 2. Required Registration.

(a) At any time after the date that is six (6) months following the consummation of an IPO, if (i) a Majority in Interest of the Investors shall request that the Corporation effect the registration of Registrable Shares under the Securities Act (an “Investor Demand”) or (ii) a Majority in Interest of the Management Stockholders shall request that the Corporation effect the registration of Registrable Shares under the Securities Act (a “Management Stockholder Demand”), the Corporation shall promptly use its best efforts to effect the registration under the Securities Act of such Investors’ or Management Stockholders’, as applicable, Registrable Shares.

(b) Notwithstanding anything contained in this Section 2 to the contrary, the Corporation shall not be obligated to effect any registration under the Securities Act except in accordance with the following provisions:

(i) The Corporation shall not be obligated to file and cause to become effective more than three (3) Investor Demands or more than one (1) Management Stockholder Demand on Form S-1 promulgated under the Securities Act (or any successor form thereto).

(ii) The Corporation may delay the filing or effectiveness of any registration statement for a period of up to thirty (30) days after the date of a request for registration pursuant to Section 2(a) if at the time of such request: (X) the Corporation is engaged, or has fixed plans to engage within fifteen (15) days of the time of such request, in a firm commitment underwritten public offering of Primary Shares in which the holders of Registrable Shares have been or will be permitted to include all the Registrable Shares so requested to be registered pursuant to Section 3 or (Y) the Board reasonably determines that such registration and offering would interfere with any material transaction involving the Corporation; provided, however, that the Corporation shall only be entitled to invoke its rights under this Section 2(b)(ii) one time during any twelve month period.

(iii) With respect to any registration pursuant to this Section 2 and Section 4, the Corporation shall give notice of such registration to the Stockholders who do not request registration hereunder at least thirty (30) days before the initial filing of the registration statement related thereto and, upon the request delivered to the Corporation within twenty (20) days after delivery of any such notice by the Corporation, such non-requesting stockholders may include in such registration any Registrable Shares then held by such non-requesting stockholders and the Corporation may include in such registration any Primary Shares or Other Shares; provided, however, that if the managing underwriter advises the Corporation that the inclusion of all Registrable Shares, Primary Shares and/or Other Shares proposed to be included in such registration would interfere with the successful marketing (including pricing) of the Registrable Shares proposed to be included in such registration, then the number of Registrable Shares, Primary Shares and/or Other Shares proposed to be included in such registration shall be included in the following order:

(A) first, the Registrable Shares (or, if necessary, such Registrable Shares pro rata among the holders thereof based upon the number of Registrable Shares requested to be registered by each such holder);

(B) second, the Primary Shares; and

(C) third, the Other Shares.

(iv) If the holders of the Registrable Shares requesting to be included in a registration pursuant to Section 2(a) so elect, the offering of such Registrable Shares pursuant to such registration shall be in the form of an underwritten offering. The holders of Registrable Shares requesting such registration shall select one or more nationally recognized firms of investment bankers reasonably acceptable to the Corporation to act as the lead managing underwriter or underwriters in connection with such offering.

(v) At any time before the registration statement covering such Registrable Shares becomes effective, the holders of a majority of such shares may request the Corporation to withdraw or not to file the registration statement. In that event, the holders shall not be deemed to have used an Investor Demand or a Management Stockholder Demand, as applicable, under Section 2(a).

Section 3. Piggyback Registration.

If the Corporation at any time proposes for any reason to register Primary Shares or Other Shares under the Securities Act (other than on Form S-4 or Form S-8 promulgated under the Securities Act (or any successor forms thereto)), it shall give written notice to the Stockholders of its intention to so register such Primary Shares or Other Shares at least thirty (30) days before the initial filing of the registration statement related thereto and, upon the request, delivered to the Corporation within twenty (20) days after delivery of any such notice by the Corporation, of the Stockholders to include in such registration Registrable Shares (which request shall specify the number of Registrable Shares proposed to be included in such registration), the Corporation shall use its best efforts to cause all such Registrable Shares to be included in such registration on the same terms and conditions as the securities otherwise being sold in such registration; provided, however, that if the managing underwriter advises the Corporation that the inclusion of all Registrable Shares requested to be included in such registration would interfere with the successful marketing (including pricing) of the Primary Shares or Other Shares proposed to be registered by the Corporation, then the number of Primary Shares, Registrable Shares and Other Shares proposed to be included in such registration shall be included in the order set forth in Section 2(b)(iii).

Section 4. Registrations on Form S-3.

Anything contained in Section 2 to the contrary notwithstanding, at such time as the Corporation shall have qualified for the use of Form S-3 promulgated under the Securities Act or any successor form thereto, a Majority in Interest of the Investors shall have the right to request an unlimited number of registrations of Registrable Shares and a Majority in Interest of the Management Stockholders shall have the right to request three (3) registration of Registrable Shares on Form S-3 (which may, at such holders’ request, be shelf registrations pursuant to Rule 415 promulgated under the Securities Act) or its successor form, which request or requests shall (i) specify the number of Registrable Shares intended to be sold or disposed of and the holders thereof, (ii) state whether the intended method of disposition of such Registrable Shares is an underwritten offering or a shelf registration and (iii) relate to Registrable Shares having an aggregate offering price of at least $2,000,000. A requested registration on Form S-3 (or its successor form) in compliance with this Section 4 shall not count as a registration statement initiated pursuant to Section 2(a) but shall otherwise be treated as a registration initiated pursuant to Section 2(b) (including Section 2(b)(iii)).

Section 5. Holdback Agreement.

In connection with the IPO, each Stockholder agrees that he, she or it, shall not, directly or indirectly, sell publicly, offer to sell publicly, make any short sale of, or otherwise dispose publicly of, any Restricted Shares (other than sales or dispositions to members of his, her or its Group and other than with respect to those shares of Common Stock included in such registration), for a period (the “Lockup Period”) designated by the Corporation in writing to the Stockholders, which period shall not last more than 180 days after the Registration Date (or such longer period as advised in good faith by the managing underwriter); provided, however, that

(a) such agreement shall be applicable only to the first such registration statement of the Corporation that covers Common Stock to be sold on its behalf to the public in an underwritten offering;

(b) all then current executive officers, directors and 1% stockholders of the Corporation enter into similar agreements; and

(c) any release from the lock-up restrictions set forth in such agreements, anytime during the Lockup Period shall be done pro rata among the holders of Registrable Shares, so that each holder of Registrable Shares may sell, transfer or otherwise dispose of an equal percentage of his, her or its shares originally subject to lock-up restrictions.

Each Stockholder agrees that the Corporation may instruct its transfer agent to place stop transfer notations, as reasonably necessary, to enforce this provision. If (i) during the last seventeen (17) days of the Lockup Period the Corporation issues an earnings release or material news or a material event relating to the Corporation occurs, or (ii) prior to the expiration of the Lockup Period, the Corporation announces that it will release earnings results during the sixteen (16) day period beginning on the last day of the Lockup Period; the restrictions imposed by this Section 5 shall continue to apply until the expiration of the eighteen (18) day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

Section 6. Preparation and Filing.

If and whenever the Corporation is under an obligation pursuant to the provisions of this Agreement to effect the registration of any Registrable Shares, the Corporation shall, as expeditiously as practicable:

(a) use its best efforts to cause a registration statement that registers such Registrable Shares to become and remain effective until all of such Registrable Shares have been disposed of;

(b) furnish, at least five (5) Business Days before filing a registration statement that registers such Registrable Shares, a prospectus relating thereto or any amendments or supplements relating to such registration statement or prospectus, to one counsel selected by the holders of a majority of the Registrable Shares requesting such registration (the “Stockholders’ Counsel”), copies of all such documents proposed to be filed (it being understood that such five-business-day period need not apply to successive drafts of the same document proposed to be filed so long as such successive drafts are supplied to the Stockholders’ Counsel in advance of the proposed filing by a period of time that is customary and reasonable under the circumstances);

(c) prepare and file with the Commission such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective until all of such Registrable Shares have been disposed of and to comply with the provisions of the Securities Act with respect to the sale or other disposition of such Registrable Shares;

(d) notify in writing the Stockholders’ Counsel (i) of the receipt by the Corporation of any notification with respect to any comments by the Commission with respect to such registration statement or prospectus or any amendment or supplement thereto or any request by the Commission for the amending or supplementing thereof or for additional information with respect thereto, (ii) of the receipt by the Corporation of any notification with respect to the issuance by the Commission of any stop order suspending the effectiveness of such registration statement or prospectus or any amendment or supplement thereto or the initiation or threatening of any proceeding for that purpose and (iii) of the receipt by the Corporation of any notification with respect to the suspension of the qualification of such Registrable Shares for sale in any jurisdiction or the initiation or threatening of any proceeding for such purposes;

(e) use its best efforts to register or qualify such Registrable Shares under such other securities or blue sky laws of such jurisdictions as the holders of Registrable Shares reasonably request and do any and all other acts and things which may be reasonably necessary or advisable to enable the Stockholders to consummate the disposition in such jurisdictions of the Registrable Shares owned by the Stockholders; provided, however, that the Corporation will not be required to qualify generally to do business, subject itself to general taxation or consent to general service of process in any jurisdiction where it would not otherwise be required to do so but for this paragraph (e);

(f) furnish to the Stockholders such number of copies of a summary prospectus, if any, or other prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as such Stockholders may reasonably request in order to facilitate the public sale or other disposition of such Registrable Shares;

(g) without limiting subsection (e) above, use its best efforts to cause such Registrable Shares to be registered with or approved by such other governmental agencies or authorities as may be necessary by virtue of the business and operations of the Corporation to enable the Stockholders holding such Registrable Shares to consummate the disposition of such Registrable Shares;

(h) notify the Stockholders holding such Registrable Shares on a timely basis at any time when a prospectus relating to such Registrable Shares or any document related thereto includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing and, at the request of the Stockholders prepare and furnish to such Stockholders a reasonable number of copies of a supplement to or an amendment of such prospectus as may be necessary so that, as thereafter delivered to the offerees of such shares, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing;

(i) make available upon reasonable notice and during normal business hours, for inspection by the Stockholders holding such Registrable Shares, any underwriter participating in any disposition pursuant to such registration statement and any attorney, accountant or other agent retained by the Stockholders or underwriter (collectively, the “Inspectors”), all pertinent financial and other records, pertinent documents and properties of the Corporation (collectively, the “Records”), as shall be reasonably necessary to enable them to exercise their due diligence responsibility, and cause the Corporation’s officers, directors and employees to supply all information (together with the Records, the “Information”) reasonably requested by any such Inspector in connection with such registration statement. Any of the Information which the Corporation determines in good faith to be confidential, and of which determination the Inspectors are so notified, shall not be disclosed by the Inspectors unless (i) the disclosure of such Information is necessary to avoid or correct a material misstatement or omission in the registration statement, (ii) the release of such Information is ordered pursuant to a subpoena or other order from a court or governmental agency or authority of competent jurisdiction, (iii) such Information has been made generally available to the public through no breach of the nondisclosure obligations of the Inspectors or their Affiliates or (iv) such disclosure is required to be made under applicable law;

(j) use its best efforts to obtain from its independent certified public accountants “cold comfort” letters in customary form and at customary times and covering matters of the type customarily covered by cold comfort letters;

(k) use its best efforts to obtain from its counsel an opinion or opinions in customary form;

(l) provide a transfer agent and registrar (which may be the same entity and which may be the Corporation) for such Registrable Shares;

(m) promptly issue to any underwriter to which the Stockholders holding such Registrable Shares may sell shares in such offering certificates evidencing such Registrable Shares;

(n) list such Registrable Shares on any national securities exchange on which any shares of the Common Stock are listed or, if the Common Stock is not listed on a national securities exchange, use its best efforts to qualify such Registrable Shares for inclusion on the automated quotation system of the National Association of Securities Dealers, Inc. (the “NASD”), or such other national securities exchange as the holders of a majority of the Registrable Shares shall reasonably request;

(o) otherwise use its best efforts to comply with all applicable rules and regulations of the Commission and make available to its Stockholders, as soon as reasonably practicable, earnings statements covering a period of twelve (12) months beginning within three months after the effective date of the subject registration statement; and

(p) otherwise use its best efforts to take all other steps necessary to effect the registration of such Registrable Shares contemplated hereby.

Each holder of the Registrable Shares, upon receipt of any notice from the Corporation of any event of the kind described in Section 6(h) hereof, shall forthwith discontinue disposition of the Registrable Shares pursuant to the registration statement covering such Registrable Shares until such holder’s receipt of the copies of the supplemented or amended prospectus contemplated by Section 6(h) hereof, and, if so directed by the Corporation, such holder shall deliver to the Corporation all copies, other than permanent file copies then in such holder’s possession, of the prospectus covering such Registrable Shares at the time of receipt of such notice.

Section 7. Expenses.

All expenses incurred by the Corporation and the Stockholders in complying with their obligations pursuant to this Agreement and in connection with the registration and disposition of Registrable Shares, including, without limitation, all registration and filing fees (including all expenses incident to filing with the NASD), fees and expenses of complying with securities and blue sky laws, printing expenses, fees and expenses of the Corporation’s counsel and accountants and fees and expenses of the Stockholders’ Counsel shall be paid by the Corporation; provided, however, that all underwriting discounts, selling commissions applicable to the Registrable Shares and Other Shares shall be borne by the holders selling such Registrable Shares and Other Shares, in proportion to the number of Registrable Shares and Other Shares sold by each such holder.

Section 8. Indemnification.

(a) In connection with any registration of any Registrable Shares under the Securities Act pursuant to this Agreement, the Corporation shall indemnify and hold harmless the holders of Registrable Shares, each of such holder’s officers, directors, employees, members, partners, and advisors and their respective Affiliates, each underwriter, broker or any other person acting on behalf of the holders of Registrable Shares and each other Person, if any, who controls any of the foregoing Persons within the meaning of the Securities Act against any losses, claims, damages, liabilities, or actions joint or several (or actions in respect thereof), to which any of the foregoing persons may become subject under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon an untrue statement or allegedly untrue statement of a material fact contained in the registration statement under which such Registrable Shares were registered under the Securities Act, any preliminary prospectus or final prospectus contained therein or otherwise filed with the Commission, any amendment or supplement thereto or any document incident to registration or qualification of any Registrable Shares, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading or, with respect to any prospectus, necessary to make the statements therein in light of the circumstances under which they were made not misleading, or any violation by the Corporation of the Securities Act or state securities or blue sky laws applicable to the Corporation or relating to action or inaction required of the Corporation in connection with such registration or qualification under such state securities or blue sky laws; and shall reimburse such Persons for any legal or other expenses reasonably incurred by any of them in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the Corporation shall not be liable in any such case to a holder of Registrable Shares if and only to the extent that any such loss, claim, damage, liability or action (including any legal or other expenses incurred) arises out of or is based upon an untrue statement or allegedly untrue statement or omission or alleged omission made in said registration statement, preliminary prospectus, final prospectus, amendment, supplement or document incident to registration or qualification of any Registrable Shares in reliance upon and in conformity with written information furnished to the Corporation by such holder of Registrable Shares specifically for use in the preparation thereof; provided further, however, that the foregoing indemnity agreement is subject to the condition that, insofar as it relates to any untrue statement, allegedly untrue statement, omission or alleged omission made in any preliminary prospectus but eliminated or remedied in the final prospectus, such indemnity agreement shall not inure to the benefit of any of such Persons if a copy of such final prospectus had been made available to such Persons and such final prospectus was not delivered to the purchaser of the Registrable Shares with or prior to the written confirmation of the sale of such Registrable Shares.

(b) In connection with any registration of Registrable Shares under the Securities Act pursuant to this Agreement, each holder of Registrable Shares shall severally (based on the percentage of all Registrable, Primary and Other Shares included in such registration that were owned by such holder) and not jointly and severally indemnify and hold harmless (in the same manner and to the same extent as set forth in Section 8(a)) the Corporation, each director of the Corporation, each officer of the Corporation who shall sign such registration statement, each underwriter, broker or other person acting on behalf of the holders of Registrable Shares and each person who controls any of the foregoing persons within the meaning of the Securities Act with respect to any statement or omission from such registration statement, any preliminary prospectus or final prospectus contained therein or otherwise filed with the Commission, any amendment or supplement thereto or any document incident to registration or qualification of any Registrable Shares, if such statement or omission was made in reliance upon and in conformity with written information furnished to the Corporation or such underwriter by such holder of Registrable Shares specifically for use in connection with the preparation of such registration statement, preliminary prospectus, final prospectus, amendment, supplement or document; provided, however, that the maximum amount of liability in respect of such indemnification shall be limited, in the case of each holder of Registrable Shares, to an amount equal to the net proceeds actually received by such holder from the sale of Registrable Shares effected pursuant to such registration.

(c) Promptly after receipt by an indemnified party of notice of the commencement of any action involving a claim referred to in this Section 8, such indemnified party will, if a claim in respect thereof is made against an indemnifying party, give written notice to the latter of the commencement of such action. The failure of any indemnified party to notify an indemnifying party of any such action shall not (unless such failure shall have a material adverse effect on the indemnifying party) relieve the indemnifying party from any liability in respect of such action that it may have to such indemnified party hereunder. In case any such action is brought against an indemnified party, the indemnifying party will be entitled to participate in and to assume the defense thereof, jointly with any other indemnifying party similarly notified to the extent that it may wish, with counsel reasonably satisfactory to such indemnified party, and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party shall not be responsible for any legal or other expenses subsequently incurred by the indemnified party in connection with the defense thereof; provided, however, that if any indemnified party shall have reasonably concluded that there may be one or more legal or equitable defenses available to such indemnified party which are additional to or conflict with those available to the indemnifying party, or that such claim or litigation involves or could have an effect upon matters beyond the scope of the indemnity agreement provided hereunder, the indemnifying party shall not have the right to assume the defense of such action on behalf of such indemnified party (but shall have the right to participate therein with counsel of its choice) and such indemnifying party shall reimburse such indemnified party and any Person controlling such indemnified party for that portion of the fees and expenses of any counsel retained by the indemnified party which is reasonably related to the matters covered by the indemnity agreement provided hereunder. If the indemnifying party is not entitled to, or elects not to, assume the defense of a claim, it will not be obligated to pay the fees and expenses of more than one counsel with respect to such claim.

(d) If the indemnification provided for hereunder is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, claim, damage, liability or action referred to herein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amounts paid or payable by such indemnified party as a result of such loss, claim, damage, liability or action in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the statements or omissions which resulted in such loss, claim, damage, liability or action as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The parties agree that it would not be just and equitable if contribution pursuant hereto were determined by pro rata allocation or by any other method or allocation which does not take account of the equitable considerations referred to herein. No person guilty or liable of fraudulent misrepresentation shall be entitled to contribution from any person.

Section 9. Information by Holder.

The Stockholders shall furnish to the Corporation such written information regarding the Stockholders and the distribution proposed by any Stockholders as the Corporation or the managing underwriter may reasonably request in writing and as shall be reasonably required in connection with any registration referred to in this Agreement.

Section 10. Exchange Act Compliance.

From the Registration Date or such earlier date as a registration statement filed by the Corporation pursuant to the Exchange Act relating to any class of the Corporation’s securities shall have become effective, the Corporation shall comply with all of the reporting requirements of the Exchange Act applicable to it and shall comply with all other public information reporting requirements of the Commission which are conditions to the availability of Rule 144. The Corporation shall cooperate with the Stockholders in supplying such information as may be necessary for the Stockholders to complete and file any information reporting forms presently or hereafter required by the Commission as a condition to the availability of Rule 144.

Section 11. No Conflict of Rights; Future Rights.

The Corporation shall not, after the date hereof, grant any registration rights which are superior to the rights granted to the Stockholders hereby. If at any time following the date hereof, the Corporation shall grant to any present or future stockholder of the Corporation rights to in any manner cause or participate in any registration statement of the Corporation that, in the judgment of the Stockholders holding a majority of the Registrable Shares, are superior to the rights granted to the Stockholders hereby, such grant shall be null, void and ultra vires.

Section 12. Termination.

This Agreement shall terminate (except for Sections 7 and 8) and be of no further force or effect when there shall no longer be any Registrable Shares outstanding.

Section 13. Benefits of Agreement; Third Party Beneficiaries.

Except as provided herein, this Agreement shall bind and inure to the benefit of the Corporation, the Stockholders and subject to Section 14, the respective successors and assigns of the Corporation and the Stockholders. The managing underwriter(s) of the IPO are intended third party beneficiaries of the agreements of the Stockholders contained in Section 5.

Section 14. Assignment.

The provisions regarding assignment contained in this Section 14 shall apply to all Restricted Shares now owned or hereafter acquired by a Stockholder, including Restricted Shares acquired by reason of original issuance, dividend, distribution, exchange, conversion and acquisition of outstanding Restricted Shares from another Person, and such provisions shall apply to any Restricted Shares obtained by a Stockholder upon the exercise, exchange or conversion of any option, warrant or other derivative security. Each Stockholder may assign its rights hereunder to any purchaser or transferee of Registrable Shares; provided, however, no Stockholder shall assign any of its rights hereunder to a Person not already a party to this Agreement as a Stockholder unless and until such Person executes and delivers to the Corporation a Joinder Agreement, substantially in the form attached hereto as Exhibit A, pursuant to which such Person will thereupon become a party to, and be bound by and obligated to comply with the terms and provisions of, this Agreement, as a Stockholder hereunder and further, (x) if such Person is an employee, officer or director of the Corporation or any of its Subsidiaries (but excluding any such director who is also a director, officer, member, manager or partner of an Investor), as a “Management Stockholder” hereunder, and (y) otherwise, as an “Investor” hereunder. The Corporation may not assign any rights hereunder without the consent of a majority in interest of the holders of a majority of the Registrable Shares then outstanding.

Section 15. Entire Agreement.

This Agreement, and the other writings referred to herein or delivered pursuant hereto, contain the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all prior and contemporaneous arrangements or understandings with respect thereto.

Section 16. Notices.

All notices, requests, consents and other communications hereunder to any party shall be deemed to be sufficient if contained in a written instrument delivered in person or sent by telecopy, nationally-recognized overnight courier or first class registered or certified mail, return receipt requested, postage prepaid, addressed to such party at the address set forth below or such other address as may hereafter be designated in writing by such party to the other parties:

(i) if to the Corporation:

Addus Holding Corporation

c/o Eos Management, Inc.

320 Park Avenue

New York, New York 10022

Attention: Mark L. First

Telephone: (212) 832-5800

Facsimile: (212) 832-5815

with a copy (which shall not constitute notice) to:

King & Spalding, LLP

1185 Avenue of the Americas

New York, New York 10036

Attention: Dominick P. DeChiara, Esq.

Telephone: (212) 827-4098

Facsimile: (212) 556-2222;

(ii) if to the Stockholders, to their respective addresses set forth on Annex I or Annex II hereto.

All such notices, requests, consents and other communications shall be deemed to have been delivered (a) in the case of personal delivery or delivery by telecopy, on the date of such delivery, (b) in the case of dispatch by nationally-recognized overnight courier, on the next Business Day following such dispatch and (c) in the case of mailing, on the third Business Day after the posting thereof.

Section 17. Modifications; Amendments; Waivers.

The terms and provisions of this Agreement may not be modified or amended except pursuant to a writing signed by the Corporation and Stockholders holding at least a majority of all Registrable Shares then outstanding; provided, however, any such modification or amendment that would have a disproportionate impact on the rights of (i) the Management Stockholders shall not be effective without the prior written consent of a Majority in Interest of the Management Stockholders and (ii) Freeport shall not be effective without the prior written consent of Freeport. Any waiver of any provision of this Agreement requested by any party hereto must be granted in advance, in writing by the party granting such waiver; provided, however, that a Majority in Interest of the Investors may grant a waiver on behalf of all Investors and a Majority in Interest of the Management Stockholders may grant a waiver or effect a modification or amendment on behalf of all Management Stockholders.

Section 18. Counterparts; Electronic Signatures.

This Agreement may be executed in any number of original or electronic counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

Section 19. Headings.

The headings of the various sections of this Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of this Agreement.

Section 20. Governing Law; Dispute Resolution.

(a) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any law or rule that would cause the laws of any jurisdiction other than the State of Delaware to be applied.

(b) Dispute Resolution.

(i) Any controversy or claim arising out of or relating to this Agreement (including, without limitation, as to arbitrability), or the breach thereof, shall be settled by individual arbitration (as opposed to class or collective arbitration) administered by a Person (the “Arbitrator”) mutually selected by the parties to any such dispute. If the parties are unable to agree upon the Arbitrator, they shall each select an arbitrator and the selected arbitrators shall appoint a separate arbitrator to act as the Arbitrator. For purposes of this Section 20(b), (x) if the dispute involves the Investors as a group, a Majority in Interest of the Investors shall act on behalf of the Investors as a group, (y) if the dispute involves the Management Stockholders as a group, a Majority in Interest of the Management Stockholders shall act on behalf of the Management Stockholders as a group, and (z) if the dispute involves the Company, the board of directors of the Company or a duly authorized officer shall act on behalf of the Company.

(ii) In the event of any dispute, claim, question or disagreement arising from or relating to this Agreement, or the breach hereof or thereof, the parties shall use their commercially reasonable efforts to resolve the dispute, claim, question or disagreement. To this effect, each party to the dispute shall appoint a representative (a “Representative”) and the appointed Representatives will meet in person or by telephone within ten (10) Business Days of any party’s receipt of a written notice informing that party of the existence of a dispute, claim, question or disagreement. If the Representatives do not resolve or settle the matter within ten (10) Business Days after the initial meeting, or following any longer period as the parties may agree to in writing, the Representatives shall then immediately submit the dispute to binding arbitration in accordance with this Section 20(b).

(iii) The arbitration hearing shall commence within ninety (90) calendar days after the Arbitrator is selected, unless the Representatives agree to extend this time period. The arbitration shall take place in New York, New York.

(iv) The arbitration shall be conducted pursuant to the Federal Rules of Procedure and the Federal Rules of Evidence. The Arbitrator will have full power to give directions and make such orders as the Arbitrator deems just. Nonetheless, the Arbitrator explicitly shall not have the authority, power, or right to alter, change, amend, modify, add, or subtract from any provision of this Agreement.

(v) The Arbitrator shall issue a written decision within thirty (30) days after the conclusion of the arbitration hearing, which decision shall be rendered without reference to the reason for the arbitrator’s decision or any citation to precedent. The agreement to arbitrate will be specifically enforceable. The award rendered by the arbitrator shall be final and binding (absent fraud or manifest error), and any arbitration award may be enforced by judgment entered in any court of competent jurisdiction. The fees and expenses of the arbitrator shall be allocated between the parties to the dispute in the same proportion that the aggregate amount of the disputed items submitted to the Arbitrator that is unsuccessfully disputed by each such party (as finally determined by the Arbitrator) bears to the total amount of such disputed items so submitted.

(vi) During any arbitration proceeding, the parties shall continue to perform their respective obligations under this Agreement.

Section 21. Severability.

It is the desire and intent of the parties that the provisions of this Agreement be enforced to the fullest extent permissible under the law and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, in the event that any provision of this Agreement would be held in any jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

*  *  *  *

IN WITNESS WHEREOF, the parties hereto have executed this Registration Rights Agreement on the date first written above.

ADDUS HOLDING CORPORATION

By:	/s/ Simon A. Bachleda
Name:	Simon A. Bachleda
Title:	Secretary

Registration Rights Agreement

INVESTORS

EOS CAPITAL PARTNERS III, L.P.

By: ECP General III, L.P., its General Partner

By: ECP III, LLC, its General Partner

By:	/s/ Brian D. Young
Name:	Brian D. Young
Title:	Managing Member

EOS PARTNERS SBIC III, L.P.

By: Eos SBIC General III, L.L.C, its General Partner

By: Eos Partners, L.P., its Managing Member

By: Eos General, L.L.C, its General Partner

By:	/s/ Brian D. Young
Name:	Brian D. Young
Title:	Managing Member

FREEPORT LOAN FUND LLC

By:	/s/ Chad Blakeman
Name:	Chad Blakeman
Title:	Duly Authorized Signatory

Registration Rights Agreement

MANAGEMENT STOCKHOLDERS

/s/ W. Andrew Wright, III
W. Andrew Wright, III

/s/ Mark S. Heaney
Mark S. Heaney

/s/ James A. Wright
James A. Wright

/s/ Courtney E. Panzer
Courtney E. Panzer

ADDUS TERM TRUST

By:	/s/ W. Andrew Wright, III
Name:	W. Andrew Wright III
Title:	Trustee

W. ANDREW WRIGHT GRANTOR RETAINED ANNUITY TRUST

By:	/s/ W. Andrew Wright, III
Name:	W. Andrew Wright III
Title:	Trustee

Registration Rights Agreement

EXHIBIT A

REGISTRATION RIGHTS JOINDER

By execution of this Joinder, the undersigned agrees to become a party to that certain Registration Rights Agreement dated as of September 19, 2006 among Addus Holding Corporation, a Delaware corporation, and the Stockholders which are parties thereto (as the same may be amended, restated or otherwise modified from time to time). The undersigned shall have all the rights, and shall observe all the obligations, applicable to a Stockholder and [Investor] [Management Stockholder] thereunder.

Name:

Address for Notices:	with copies to: